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                                                                     Exhibit 3.1

                                                                      SCHEDULE A

                                                         State of Delaware
                                                         Secretary of State
                                                      Division of Corporations
                                                   Delivered 01:19 PM 08/29/2003
                                                     FILED 01:19 PM 08/29/2003
                                                    SRV 030562661 - 2615869 FILE

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                             COMMVAULT SYSTEMS, INC.

          COMMVAULT SYSTEMS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "General Corporation Law"), hereby certifies as follows:

          1. The name of the corporation is CommVault Systems, Inc. The corporation was originally incorporated on April 19, 1996 under the name "CV Systems, Inc." pursuant to the General Corporation Law.

          2. This Amended and Restated Certificate of Incorporation restates, integrates and amends the Amended and Restated Certificate of Incorporation of this corporation such that the text of the Amended and Restated Certificate of Incorporation shall new read as follows:

                                    ARTICLE I
                                      NAME

          The name of the Corporation is CommVault Systems, Inc. (the "Corporation").

                                   ARTICLE II
                           REGISTERED OFFICE AND AGENT

          The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Prentice-Hall Corporation System, Inc.

                                   ARTICLE III
                                     PURPOSE

          The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law and to possess and exercise all of the powers and privileges granted by such law and any other law of the State of Delaware.

                                   ARTICLE IV
                               AUTHORIZED CAPITAL

          (A) The number of shares which the corporation is authorized to issue is One Hundred Fourteen Million Four Hundred Fifty Thousand (114,450,000) divided into two (2) classes. Eighty Five Million Three Hundred Thousand (85,300,000) shares shall be Common

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Stock, par value $.01 per share (the "Common Stock"), and Twenty Nine Million
One Hundred Fifty Thousand (29,150,000) shares shall be Preferred Stock, par value $.01 per share (the "Preferred Stock"). The preferences, limitations and relative rights in respect of the shares of each class (and the variations in the relative rights and preferences as between series of any class in series) are as follow:

          (B) Preferred Stock. The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series. The rights, preferences, privileges and restrictions granted to and imposed on (i) the Series A Preferred Stock (the "Series A Preferred Stock"), which series shall consist of Three Million (3,000,000) shares, (ii) the Series B Preferred Stock (the "Series B Preferred Stock"), which series shall consist of One Million (1,000,000) shares, (iii) the Series C Preferred Stock (the "Series C Preferred Stock"), which series shall consist of One Million (1,000,000) shares, (iv) the Series D Preferred Stock (the "Series D Preferred Stock"), which series shall consist of One Million (1,000,000) shares, (v) the Series E Preferred Stock, which series shall consist of One Million (1,000,000) shares (the "Series E Preferred Stock", and collectively with the classes of Preferred Stock described in clauses (i) through (iv), shall be sometimes referred to as the "Series A Through E Preferred Stock"), (vi) the Series AA Preferred Stock (the "Series AA Preferred Stock"), which series shall consist of Five Million (5,000,000) shares, (vii) the Series BB Preferred Stock (the "Series BB Preferred Stock"), which series shall consist of Five Million (5,000,000) shares and (viii) the Series CC Preferred Stock (the "Series CC Preferred Stock"), which series shall consist of Twelve Million One Hundred Fifty Thousand (12,150,000) shares are as set forth below in this Article IV(B). The Board of Directors of this Corporation is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof. Subject to compliance with applicable protective voting rights which have been or may be granted to the Preferred Stock or any series thereof ("Protective Provisions"), but notwithstanding any other rights of the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions of any such additional series shall be subordinated to or pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent) any of those of any present or future class or series of Preferred Stock or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series (other than the Series A Preferred Stock) prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares no longer constituting such series shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

               (1)  Dividend Provisions.

                    (a) In the event this Corporation declares a cash dividend on the Common Stock, the holders of the Series AA Preferred Stock, the Series BB Preferred Stock, and the Series CC Preferred Stock shall each be entitled to receive a proportionate share of any such dividend, out of any assets legally available therefor, as though the holders of the Series AA Preferred Stock, the Series BB Preferred Stock and the Series CC Preferred Stock were the holders of the number of shares of Common Stock of this Corporation into which their shares of


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Series AA Preferred Stock, Series BB Preferred Stock and the Series CC Preferred
Stock are convertible as of the record date fixed for the determination of the holders of the Common Stock of this Corporation entitled to receive such distribution (the "Dividend Record Date").

                    (b) The holders of the Series A Through E Preferred Stock shall be entitled to receive dividends. out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other non-redeemable equity securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation) on the Common Stock of this Corporation, at the per share rate of $1.788 per annum (as adjusted for any stock dividends, combinations or splits with respect to such shares), or, if greater (as determined on a per annum basis), an amount equal to that paid on any other outstanding shares of this Corporation, payable only when and if declared by the Board of Directors. Such dividends shall accrue and be cumulative from (i) in the case of the Series A Preferred Stock, the original issue date of such shares of Series A Preferred Stock, (ii) in the case of the Series B Preferred Stock, July 14, 1997, (iii) in the case of the Series C Preferred Stock, December 9, 1997, (iv) in the case of the Series D Preferred Stock, October 21, 1998, and (v) in the case of and the Series E Preferred Stock, March 15, 1999. Such dividends shall be payable on the first day of each April, July, October and January (commencing, with respect to each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and Series E Preferred Stock on the first of such dates to occur after the issuance of such share) to the holders of record at the close of business on the fifteenth day of each March, June, September and December. In the event that the Corporation fails to pay any portion of the full quarterly dividend that accrues pursuant to this section, the difference between such full quarterly dividend and the actual cash dividend (or the cash value of such dividend, if not paid in cash) paid, if any, shall cumulate until paid in full. All dividends paid with respect to shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and Series E Preferred Stock shall be paid pro rata to the holders entitled thereto. Dividends, if paid, or if declared and set apart for payment, must be paid, or declared and set apart for payment, on all outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and Series E Preferred Stock contemporaneously.

                    (c) In the event this Corporation shall declare any other dividend or distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidence of indebtedness, then, in each such case the holders of the Series AA Preferred Stock, Series BB Preferred Stock, Series CC Preferred Stock, Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, and the Series E Preferred Stock shall be entitled to a proportionate share of any such dividend or distribution as though the holders of the Series AA Preferred Stock, Series BB Preferred Stock, Series CC Preferred Stock, Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, and the Series E Preferred Stock were the holders of the number of shares of Common Stock of this Corporation into which their respective shares of Series AA Preferred Stock, Series BB Preferred Stock, Series CC Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock,


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Series D Preferred Stock, or Series E Preferred Stock (as applicable) are convertible as of the Dividend Record Date.

               (2)  Liquidation Preference.

                    (a) In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, subject to the rights of series of Preferred Stock which may from time to time come into existence, the holders of Series AA Preferred Stock and the Series CC Preferred Stock (the "Senior Liquidation Preference Classes") shall be entitled to receive, prior, senior and in preference to any distribution of any of the assets of this Corporation to the holders of the Series BB Preferred Stock, the Series A Through E Preferred Stock or the Common Stock by reason of their ownership thereof, an amount per share equal to $5.7319 for each share (as adjusted for any stock dividends, combinations or splits with respect to such shares) of Series AA Preferred Stock held by each such holder and an amount equal to $3.131 for each share (as adjusted for stock dividends, combinations or splits with respect to such shares) of Series CC Preferred Stock held by each such holder, plus any declared but unpaid dividends on such share. The Series AA Preferred Stock and the Series CC Preferred Stock shall rank on a parity as to the receipt of the respective preferential amounts for each such series upon the occurrence of such event. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series AA Preferred Stock and the holders of the Series CC Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of Preferred Stock which may from time to time come into existence, the entire assets and funds of this Corporation legally available for distribution shall be distributed ratably among the holders of the Series AA Preferred Stock and the Series CC Preferred Stock (pari passu) in proportion to the amount each such holder is otherwise entitled to receive under this subsection 2(a).

                    (b) In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, subject to the rights of series of Preferred Stock which may from time to time come into existence and subject to, and subordinate to, the rights of holders of the shares of the Senior Liquidation Preference Classes pursuant to Section 2(a), the holders of Series BB Preferred Stock shall be entitled to receive, prior, senior and in preference to any distribution of any of the assets of this Corporation to the holders of the Series A Through E Preferred Stock or the Common Stock by reason of their ownership thereof, an amount per share equal to $12.10 for each share (as adjusted for any stock dividends, combinations or splits with respect to such shares) of Series BB Preferred Stock held by each such holder, plus any declared but unpaid dividends on such share. If upon the occurrence of such event, after distribution of all assets and funds to the holders of the shares of the Senior Liquidation Preference Classes in accordance with Section 2(a), the assets and funds thus distributed among the holders of the Series BB Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of Preferred Stock which may from time to time come into existence, the entire assets and funds of this Corporation legally available for distribution shall be distributed ratably among the holders of the Series BB (pari passu) in proportion to the amount each such holder is otherwise entitled to receive under this subsection 2(b).


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                    (c) In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, subject to the rights of series of Preferred Stock which may from time to time come into existence and subject to, and subordinate to, the rights of the holders of shares of the Senior Liquidation Preference Classes pursuant to Section 2(a) and the rights of the Series BB Preferred Stock holders pursuant to Section 2(b), the holders of Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, and the Series E Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of the Common Stock by reason of their ownership thereof, an amount per share equal to $14.90 for each share (as adjusted for any stock dividends, combinations or splits with respect to such shares) of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and the Series E Preferred Stock (as applicable) held by each such holder, plus any accrued but unpaid dividends on such share. If upon the occurrence of such event, after distribution of all assets and funds to the holders of shares of the Senior Liquidation Preference Classes in accordance with Section 2(a) and to the holders of the Series BB Preferred Stock in accordance with Section 2(b), the assets and funds thus distributed among the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, and the Series E Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of Preferred Stock which may from time to time come into existence, the remaining assets and funds of this Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, and the Series E Preferred Stock (pari passu) in proportion to the amount each such holder is otherwise entitled to receive under this subsection 2(c).

                    (d) Upon the completion of the distributions required by subsections 2(a), 2(b) and 2(c) above, and subject to the rights of series of Preferred Stock which may from time to time come into existence, the remaining assets of this Corporation available for distribution to stockholders shall be distributed among the holders of Common Stock and of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, and the Series E Preferred Stock with all shares of such stock being treated as a single class for such purposes as if the holders of the shares of such stock were the holders of the number of shares of Common Stock into which such shares are convertible as of the record date fixed for the determination of the holders of the Common Stock entitled to receive such distribution.

                    (e) A consolidation or merger of this Corporation with or into any other corporation or corporations (other than a wholly-owned subsidiary or parent corporation) or a sale, conveyance or disposition of all or substantially all of the assets of this Corporation or the effectuation by this Corporation of a transaction or series of related transactions in which more than fifty (50%) percent of the voting power of this Corporation is disposed of, shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 2.

                    (f) In the event a liquidation, dissolution or winding up of this Corporation under this Section 2 is effected, whether in whole or in part, through a noncash distribution, the value of the assets to be distributed to the holders of shares of Preferred Stock


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and the holders of shares of Common Stock shall, (i) in the case of publicly-traded securities, be equal to the closing sale price for such securities over the thirty (30) day period ending on the date immediately prior to the closing of the transaction that is deemed to be a liquidation, dissolution or winding up or (ii) in all other cases, the value of such consideration shall be the fair market value thereof as reasonably determined in good faith by the Board of Directors of this Corporation.

               (3) Conversion. The holders of the Series AA Preferred Stock, the Series BB Preferred Stock, the Series CC Preferred Stock and the Series A Through E Preferred Stock shall have conversion rights (the "Conversion
Rights") as follows:

                    (a) Right To Convert Series AA Preferred Stock. Each share of Series AA Preferred Stock shall be convertible into Common Stock, in whole or in part, by the holder thereof at any time concurrent with or after the closing of an Initial Public Offering upon the election of such holder, with each share of Series AA Preferred Stock converting upon such election into Common Stock at the Series AA Conversion Ratio as provided under Section 3(f) below. The Series AA Preferred Stock shall automatically be converted into Common Stock at the Series AA Conversion Ratio upon the closing of the Initial Public Offering. For all purposes herein, "Initial Public Offering" shall mean the initial public offering of Common Stock by this Corporation, through underwriters or otherwise, that (i) requires registration, qualification or the filing of a prospectus under the Securities Act of 1933, (ii) raises net proceeds of at least $40,000,000 and (iii) the offering price per share of Common Stock, when multiplied by the Series CC Conversion Ratio in effect at the time of the offering, shall equal or exceed $6.26 per share.

                    (b) Right to Convert Series BB Preferred Stock. Each share of Series BB Preferred Stock shall be convertible into Common Stock, in whole or in part, by the holder thereof at any time upon the election of such holder, with each share of Series BB Preferred Stock converting upon such election into one share of Common Stock, as adjusted from time to time pursuant to Section 3(f) (the "Series BB Conversion Ratio"). The Series BB Preferred Stock shall be automatically converted into Common Stock at the Series BB Conversion Ratio upon the closing of the Initial Public Offering.

                    (c) Right to Convert Series CC Preferred Stock. Each share of Series CC Preferred Stock shall be convertible into shares of Common Stock, in whole or in part, by the holder thereof at any time upon the election of such holder, with each share of Series CC Preferred Stock converting upon such election into Common Stock at the Series CC Conversion Ratio as provided under
Section 3(f) below. The Series CC Preferred Stock shall be automatically converted into Common Stock at the Series CC Conversion Ratio upon the closing of the Initial Public Offering.

                    (d) Right to Convert Series A Through E Preferred Stock. Subject to approval by the holders of a majority of the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and Series E Preferred Stock (voting as a single class), the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, and the Series E Preferred Stock shall be convertible, in whole or in part, by the holders thereof at any time into


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Common Stock and a right to receive cash, with each share of Series A Preferred
Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, or Series E Preferred Stock (as the case may be) converting upon such election into: (i) four (4) fully paid and nonassessable shares of Common Stock and (ii) a right to receive from this Corporation a cash payment in an amount equal to $14.85 for each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, or Series E Preferred Stock (as applicable) held, plus all accrued but unpaid dividends on such share (the "Cash Amount"). The holders of the Series A Through E Preferred Stock shall have the right to condition their election to convert such Preferred Stock as described above on the closing of the Corporation's Initial Public Offering. Notwithstanding the foregoing, any election by the holders of the Series A Through E Preferred Stock made before the Corporation's Initial Public Offering to convert any share of Series A Through E Preferred Stock as described above shall require the approval of each of (i) a majority of the then outstanding shares of Series AA Preferred Stock and (ii) a majority of the then outstanding shares of Series CC Preferred Stock, each voting as a separate class.

                    (e) Mechanics of Conversion. Following a conversion of the Series AA Preferred Stock, (in accordance with subsection 3(a)), Series BB Preferred Stock (in accordance with subsection 3(b)), Series CC Preferred Stock (in accordance with subsection 3(c)) or the Series A Through E Preferred Stock (in accordance with subsection 3(d)), as the case may be, each holder of Preferred Stock being so converted shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or any transfer agent for such holder and shall indicate in writing the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Corporation shall issue and deliver to each such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled pursuant to
Section 3(a), 3(b), 3(c) or 3(d) above, and, in the case of a conversion of Series A Through E Preferred Stock, shall pay to each holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, or Series E Preferred Stock (as applicable) the applicable Cash Amount for each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, or Series E Preferred Stock (as applicable) held by such holder, payable by check or wire transfer within ten (10) calendar days following such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such election to convert such Preferred Stock (or the date of automatic conversion), and the holder entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the Series A Through E Preferred Stock holders condition the conversion upon the closing of an Initial Public Offering, then such conversion shall not be deemed to have occurred until immediately prior to the closing of such Initial Public Offering. If the Series A Through E Preferred Stock holders elect a conversion pursuant to
Section 3(c) and the funds of this Corporation legally available for payment of the total Cash Amounts upon conversion of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, or Series E Preferred Stock (as applicable) are insufficient at the time of such conversion to pay in full the total Cash Amounts required upon such conversion, those funds that are legally available at such time, if any, shall be applied ratably to the payment of the Cash Amounts, and, thereafter, when additional funds of this Corporation become legally available for payment of the remaining portion of such total


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Cash Amounts, such funds shall be applied ratably to the payments of such remaining Cash Amounts until they are paid in full.

                    (f) Conversion Ratio Adjustment for Preferred Stock. The applicable ratio at which Common Stock shall be issued upon conversion of Preferred Stock pursuant to Section 3(a), 3(b), 3(c) or 3(d) (the "Conversion Ratio") shall be subject to adjustment from time to time as follows:

                         (i) In the event this Corporation shall at any time or
from time to time after the date upon which shares of any series of Preferred Stock are first issued (the "Preferred Purchase Date") fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder hereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof) then, as of such record date (or the date of such dividend distribution, split or subdivision, if no record date is fixed), the Conversion Ratio (or in the case of the Series AA Preferred Stock, the Series AA Conversion Price, and the Series CC Preferred Stock, the Series CC Conversion Price) shall be appropriately adjusted so that the number of shares of Common Stock issuable upon conversion of each share of Series AA Preferred Stock, Series BB Preferred Stock, Series CC Preferred Stock or Series A through E Preferred Stock shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

                         (ii) If the number of shares of Common Stock
outstanding at any time after the Preferred Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then following the record date of such combination, the Conversion Ratio (or in the case of the Series AA Preferred Stock, the Series AA Conversion Price, and the Series CC Preferred Stock, the Series CC Conversion Price) shall be appropriately adjusted so that the number of shares of Common Stock issuable upon conversion of each share of Series AA Preferred Stock, Series BB Preferred Stock, Series CC Preferred Stock or Series A Through E Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

                         (iii) If at any time or from time to time after the
Preferred Purchase Date there shall be a recapitalization of the Common Stock (other than a subdivision or combination provided for elsewhere in this Section
3), provision shall be made so that the holders of the Series AA Preferred Stock, Series BB Preferred Stock, Series CC Preferred Stock or Series A Through E Preferred Stock shall thereafter be entitled to receive, upon conversion of such Series AA Preferred Stock, Series BB Preferred Stock, Series CC Preferred Stock or Series A Through E Preferred Stock, the number of shares of stock or other securities or property of this Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, an appropriate adjustment shall be made in the application of the provisions of this Section 3


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with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Conversion Ratio (or in the case of the Series AA Preferred Stock, the Series AA Conversion Price, and the Series CC Preferred Stock, the Series CC Conversion Price) then in effect and the number of shares purchasable upon conversion of such Series AA Preferred Stock, Series BB Preferred Stock, Series CC Preferred Stock or Series A Through E Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

                         (iv) For each share of Series AA Preferred Stock, the
"Series AA Conversion Ratio" Shall be expressed as a fraction, the numerator of which shall equal $5.7319 and the denominator of which (the "Series AA Conversion Price") shall initially equal $5.7319. For each share of Series CC Preferred Stock, the "Series CC Conversion Ratio" shall be expressed as a fraction, the numerator of which shall equal $3.131 and the denominator of which (the "Series CC Conversion Price") shall initially equal $3.131. The Series AA Conversion Price and the Series CC Conversion Price shall be subject to adjustment pursuant to this subsection 3(f)(iv) and as otherwise provided by this subsection 3(f).

                              (1) (A) If this Corporation shall issue, after the
date on which any shares of Series CC Preferred Stock were first issued (the "Series CC Purchase Date"), to any persons any Additional Stock (as defined below in subsection 3(f)(iv)(2)) without consideration or for a consideration per share less than the Series AA Conversion Price or the Series CC Conversion Price in effect immediately prior to the issuance of such Additional Stock, then the Series AA Conversion Price and the Series CC Conversion Price, as applicable, in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this subsection 3(f)(iv)(1)) be adjusted to a price determined by multiplying such Series AA Conversion Price or Series CC Conversion Price, as applicable, by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by this Corporation for such issuance would purchase at such Series AA Conversion Price or Series CC Conversion Price, as applicable; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of such Additional Stock actually issued.

                              (B) No adjustment of the Series AA Conversion
Price or the Series CC Conversion Price shall be made in an amount less than one hundredth of one cent per share, provided, that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment to the Series AA Conversion Price or the Series CC Conversion Price, as the case may be, made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections 3(f)(iv)(1)(E)(III) and 3(f)(iv)(1)(E)(IV), no adjustment of such Series AA Conversion Price or Series CC Conversion Price pursuant to this subsection 3(f)(iv)(1) shall have the effect of increasing the Series AA Conversion Price or the Series CC Conversion Price above the Series AA Conversion Price or the Series CC Conversion Price, as applicable, in effect immediately prior to such adjustment.


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

                              (C) In the case of the issuance of shares of
Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this Corporation for any underwriting or otherwise in connection with the issuance and sale thereof; provided that any direct or indirect additional consideration paid by the Corporation to the purchasers of the Common Stock that is not in consideration for goods, services or other benefits provided by such purchasers pursuant to a bona fide commercial arrangement on arms-length terms shall be deducted from the amount of cash paid.

                              (D) In the case of the issuance of shares of
Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be valued as follows: (i) in the case of publicly-traded securities, the value shall be equal to the closing sale price for such securities over the thirty (30) day period ending on the date immediately prior to the closing of the transaction, or (ii) in all other cases, the value of such consideration shall be the fair market value thereof as reasonably determined in good faith by the Board of Directors of this Corporation irrespective of any accounting treatment.

                              (E) In the case of the issuance (whether before,
on or after the Series CC Purchase Date) of options, warrants or other rights to purchase or subscribe for shares of Common Stock, securities by their terms convertible into or exchangeable for shares of Common Stock or options, warrants or other rights to purchase or subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 3(f)(iv)(1) and subsection 3(f)(iv)(2):

                                   I. The aggregate maximum number of shares of
Common Stock deliverable on exercise (assuming the satisfaction of any conditions to exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options, warrants or other rights to purchase or subscribe for shares of Common Stock shall be deemed to have been issued at the time such options, warrants or other rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 3(f)(iv)(1)(C) and 3(f)(iv)(1)(D)) if any, received by this Corporation on the issuance of such options, warrants or other rights plus the minimum exercise price provided in such options, warrants or other rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

                                   II. The aggregate maximum number of shares of
Common Stock deliverable on conversion of, or in exchange for (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments), any such convertible or exchangeable securities or on the exercise of options, warrants or other rights to purchase or subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options, warrants or other rights were issued and for a consideration equal to the consideration, if any, received by this Corporation for any such securities and related options, warrants or other rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this Corporation (without taking into account potential antidilution adjustments) on the conversion or exchange of such securities or the exercise in full of any related options, warrants or other rights (the consideration in each case to be determined in the manner provided in subsections 3(f)(iv)(1)(C) and 3(f)(iv)(1)(D)).

                                        III. In the event of any change in the
number of shares of Common Stock deliverable or in the consideration payable to this Corporation on exercise of such options, warrants or other rights or on conversion of, or in exchange for, such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Series AA Conversion Price and the Series CC Conversion Price, to the extent in any way affected by or computed using such options, warrants or other rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration on the exercise of any such options, warrants or other rights or the conversion or exchange of such securities.

                                        IV. On the expiration of any such
options, warrants or other rights, the termination of any such rights to convert or exchange or the expiration of any options, warrants or other rights related to such convertible or exchangeable securities, the Series AA Conversion Price and the Series CC Conversion Price, to the extent in any way affected by or computed using such options, warrants or other rights or securities or options, warrants or other rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued on the exercise of such options, warrants or other rights, on the conversion or exchange of such securities or on the exercise of the options, warrants or other rights related to such securities.

                                        V. The number of shares of Common Stock
deemed issued and the consideration deemed paid therefore pursuant to subsections 3(f)(iv)(1)(E)(I) and (II) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 3(f)(iv)(1)(E)(III) or (IV).

                              (2) "Additional Stock" shall mean any shares of
Common Stock issued, or issuable on conversion of other securities issued, by this Corporation after the Series CC Purchase Date other than the Excluded Stock. "Excluded Stock" means the following:

                                   (A) shares of Common Stock issuable on
conversion of any Preferred Stock, option, warrant or other security of the Company outstanding on the Series CC Purchase Date that is exercisable for, or exchangeable or convertible into, Common Stock.

                                   (B) shares of Common Stock issued or issuable
in an Initial Public Offering, before or in connection with which all outstanding shares of Series CC Preferred Stock will be converted to Common Stock,

                                   (C) shares of Common Stock issuable in any
transaction that a majority of the members of the Board of Directors that are not employed by the Company at such time (the "Outside Directors") specifically determines in good faith (as reflected in a Board resolution) adds substantial strategic value to the operations of the Company and pursuant to which the Corporation acquires substantially all of the outstanding common stock or other equity interests of any other corporation or entity not affiliated with the Corporation or any substantial portion of the assets of any such entity,

                                   (D) shares of Common Stock issued to any
person or entity that is not affiliated with the Corporation which a majority of the Outside Directors specifically determines in good faith (as reflected in a Board resolution) (i) adds substantial strategic value to the operations of the Corporation and (ii) is not principally a capital raising transaction, and

                                   (E) Common Stock of this Corporation issued
or to be issued pursuant to any bona fide stock option plan, employee incentive plan, restricted stock plan or other agreement approved by the Board of Directors of this Corporation to employees, officers or directors of the Corporation or any subsidiary or to consultants or advisors of the Corporation or any subsidiary as reasonable compensation for services rendered.

                         (g) No Impairment. This Corporation will not, by
amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions hereof and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series AA Preferred Stock, Series BB Preferred Stock, Series CC Preferred Stock or Series A Through E Preferred Stock against impairment.

                         (h) No Fractional Shares. No fractional shares shall be
issued upon conversion of the Series AA Preferred Stock, Series BB Preferred Stock, Series CC Preferred Stock or Series A Through E Preferred Stock and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Such rounding shall be based on the total number of shares of Series AA Preferred Stock, Series BB Preferred Stock, Series CC Preferred Stock or Series A Through E Preferred Stock such holder is converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                         (i) Reservation of Stock Issuable Upon Conversion. This
Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

               (4) Notices of Record Date. In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each applicable holder of Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

               (5) Voting Rights. The Common Stock, the Series AA Preferred Stock, the Series BB Preferred Stock, the Series CC Preferred Stock, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, and the Series E Preferred Stock will vote together as a single class on all matters submitted for stockholder consent or approval. The holder of each share of Series AA Preferred Stock, Series BB Preferred Stock and Series CC Preferred Stock shall have one vote for each share of Common Stock into which such share of Series AA Preferred Stock, Series BB Preferred Stock and Series CC Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share). The holder of each share of Series A Preferred Stock, each share of Series B Preferred Stock, each share of Series C Preferred Stock, each share of Series D Preferred Stock, and each share of Series E Preferred Stock shall have ten (10) votes for each share of Common Stock into which such Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, or Series E Preferred Stock (as applicable) could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share). With respect to such votes by the holders of such Preferred Stock, each such share shall have full voting rights and powers equal to the voting rights and powers of such number of shares of Common Stock, and the holders thereof shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the bylaws of this Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

               (6) Protective Provisions.

                    (a) In addition to the vote provided for pursuant to Section 5 above, and subject to the rights of series of Preferred Stock which may from time to time come into existence, so long as any shares of Series A Through E Preferred Stock, Series AA Preferred Stock, Series BB Preferred Stock or Series CC Preferred Stock (each, a "Class") are outstanding, this Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the voting power of the then outstanding shares of such Class:

                         (i) increase the authorized number of shares of any
series of Preferred Stock;

                         (ii) create any new class or series of capital stock,
equity securities or any other securities convertible into capital stock or equity securities of this Corporation (by reclassification or otherwise), which capital stock or equity securities have a preference over or are on parity with such Class with respect to voting, dividends, conversion, redemption or upon liquidation;

                         (iii) redeem or repurchase any other class or series of
stock that is not expressly designated as senior to such Class in rights upon the liquidation, dissolution or winding up of this Corporation prior to such Class; or

                         (iv) alter or change the rights, preferences or
privileges of such Class (including such rights, preferences and privileges conferred by Article IV) so as to adversely affect such shares of Preferred Stock in such Class.

For purposes of clause (ii) above, this Corporation shall be deemed not to have issued any new class of stock or equity securities (including upon the conversion of convertible securities) ("New Securities") that have a preference over or are on parity with any Class,

                              (1) with respect to dividends, if such class of
New Securities is not entitled to any dividends other than a proportionate share of any dividend declared on the Common Stock, which proportion shall be determined in accordance with the number of shares of Common Stock into which such New Securities are convertible;

                              (2) with respect to conversion, if (x) such class
of New Securities is convertible only into Common Stock at a conversion price initially not less than the liquidation preference thereof (or at a conversion ratio not less than one share of Common Stock for each share of such New Securities) and are automatically converted into Common Stock upon an Initial Public Offering and (y) any adjustment to such conversion price or conversion ratio shall be on terms no more favorable to the holders of such New Securities than as provided in Article IV(B)(3)(f) hereof;

                              (3) with respect to voting,

                                   (A) with respect to matters submitted to
shareholders of this Corporation generally, if such class of New Securities has a number of votes on such matters in accordance with the number of shares of Common Stock into which such New Securities are convertible; and

                                   (B) such class of New Securities is entitled
to approve certain matters voting as a single class, including matters submitted to the other Classes (or any of them), so long as (I) such New Securities do not participate with any other Class in voting on any matters submitted to such other Class for approval and on which such other Class is entitled to approve as a single class and (II) all other Classes have the right to approve as a single class any matter that such New Securities have the right to approve as a single class (or all such Classes that do not have such right are granted such right at the time such class of New Securities is created); and

                              (4) with respect to redemption, such class of New
Securities is not redeemable.

                    (b) In addition to the votes provided for pursuant to
Section 5 and Section 6 above, and subject to the rights of series of Preferred Stock which may from time to time come into existence, so long as any shares of Series CC Preferred Stock are outstanding, this Corporation shall not, without the approval (by vote or written consent, as provided by law) of at least a majority of the voting power of the then outstanding shares of the Series CC Preferred Stock, voting together as a single class (with respect to clause (ii) below, such approval not to be unreasonable withheld):

                         (i) (A) sell all or substantially all of its assets or
(B) approve any merger or consolidation of the Corporation whereby (1) the Corporation is not the surviving entity and (2) more than 50% of voting power of the surviving entity immediately after such transaction is not held by the Corporation's stockholders immediately prior to such transaction unless the consideration to be paid is $6.26 or more for (I) each share of Series CC Preferred Stock or (II) that number of shares of Common Stock into which each share of the Series CC Preferred Stock is then convertible at the Series CC Conversion Ratio. In the event that non-cash consideration is payable in connection with such transaction, such consideration shall, (i) in the case of publicly-traded securities, be valued at a price equal to the closing sale price for such securities over the thirty (30) day period ending on the date immediately prior to the closing of the transaction, or (ii) in all other cases, have the fair value reasonably determined in good faith by the Board of Directors, or

                         (ii) undertake a public offering of its equity
securities, unless such public offering satisfies the conditions set forth in the definition of Initial Public Offering in Subsection 3(a).

          (C) Common Stock.

               (1) Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, only when and if declared by the Board of Directors, out of any assets of the Corporation legally available therefore, such dividends as may be declared from time to time by the Board of Directors.

               (2) Liquidation Rights. Upon the liquidation, dissolution or winding up of this Corporation, the assets if this Corporation shall be distributed as provided in Section B(2) of Article IV of this Certificate of Incorporation.

               (3) Redemption. The Common Stock is not redeemable.

               (4) Voting Rights. Each share of Common Stock shall entitle the holder thereof to one (1) vote and to vote upon such matters and in such manner as may be provided by law.

                                    ARTICLE V
                              AMENDMENTS TO BYLAWS

          Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the bylaws of this Corporation.

                                   ARTICLE VI
                               NUMBER OF DIRECTORS

          The number of directors of this Corporation shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the Board of Directors or by the stockholders of this Corporation.

                                   ARTICLE VII
                             ELECTIONS OF DIRECTORS

          Elections of Directors need not be by written ballot unless the bylaws of this Corporation shall so provide.

                                  ARTICLE VIII
                            MEETINGS OF STOCKHOLDERS

          Meetings of Stockholders may be held within or outside the State of Delaware, as the bylaws may provide. The books of this Corporation may be kept (subject to any provision contained in the applicable statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of this Corporation.

                                   ARTICLE IX
                             LIABILITY OF DIRECTORS

          A director of this Corporation shall not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to this Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or
(iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

          Any repeal or modification of the foregoing provisions of this Article IX by the stockholders of this Corporation shall not adversely affect any right or protection of a director of this Corporation existing at the time of such repeal or modification.

                                    ARTICLE X
                                    AMENDMENT

          Subject to the rights granted to the stockholders pursuant to the Protective Provisions, this Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                   CERTIFICATE

          This Amended and Restated Certificate of Incorporation, including the Amendments thereto, has been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law by the written consent of a majority of the stockholders entitled in vote, including each class or series entitled to vote as a separate class or series, in accordance with the provisions of Section 228 of the Delaware General Corporation Law, and written notice of such corporate action has been given to each stockholder of the Corporation who has not so consented in writing.

          IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed by N. Robert Hammer, its Chairman and CEO and attested by Louis Miceli, its Secretary, this 29th day of August, 2003.

                                        COMMVAULT SYSTEMS, INC.


                                        By: /s/ N. Robert Hammer
                                            ------------------------------------
                                        Name: N. Robert Hammer
                                              Chairman and CEO


ATTEST:


By: /s/ Louis Miceli
    ---------------------------------
Name: Louis Miceli
      Secretary